Exhibit 99.1

BIOHAVEN REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS AND RECENT BUSINESS DEVELOPMENTS

–NURTEC™ ODT (rimegepant) achieved net revenues of $17.7 million for the third quarter of 2020, representing an over 80% increase in net revenues from the second quarter of this year

–NURTEC ODT preventive treatment of migraine sNDA filing accepted by the FDA with PDUFA goal date in second quarter of 2021

–$875.0 million future tax benefit from rimegepant intellectual property transfer to Irish subsidiary available to be applied to future tax liabilities

–$60.0 million Series A funding completed by Asia-Pacific subsidiary, BioShin to bring NURTEC™ ODT to an estimated 80 million migraine sufferers in China

NEW HAVEN, Connecticut, November 9, 2020 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN; the “Company”), a biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological and neuropsychiatric diseases, today reported financial results for the third quarter ended September 30, 2020, and provided a review of recent accomplishments and anticipated upcoming milestones.

Vlad Coric, M.D., Chief Executive Officer of Biohaven commented, “In just over six months from launch, NURTEC ODT is changing the standard treatment paradigm of migraine as reflected by attaining more than 220,000 prescriptions written by over 20,000 health care providers in such a short period. We are very pleased to report NURTEC ODT net revenues of $17.7 million in the third quarter, which greatly exceeded our initial expectations, particularly given the challenges of the global pandemic. We believe a significant opportunity exists to expand the oral CGRP market, as this new mechanism represents a transformative solution for patients with migraine beyond generic and over the counter medications. NURTEC ODT’s differentiated profile, marked by notably high levels of patient and physician satisfaction, continues to drive the success of our ongoing launch and our team continues to excel in attracting new patients and ensuring broad insurance coverage.”

Dr. Coric added, “We believe oral CGRP antagonists for the acute treatment of migraine will become blockbuster drugs and have the potential to grow into a $4B to $5B annual market in the US alone. The successful launch of NURTEC ODT represents the very beginning of Biohaven’s commitment to bring novel treatments to patients suffering from neurologic and neuropsychiatric disorders. We remain excited about the prospects for the remainder of our pipeline, particularly with respect to the acceptance of our recent sNDA filing for the preventive treatment of migraine, the upcoming Alzheimer’s disease topline data with troriluzole and our rare disease portfolio. In addition to our commitment to common diseases such as migraine, OCD and Alzheimer’s disease, we are advancing three therapies for devastating rare diseases which have the potential for significant value creation from our neuroinnovation pipeline of investigational drugs.”

Third Quarter and Recent Business Highlights

Continued strong uptake of NURTEC™ ODT – The Company remains focused on investing in the long-term success of the launch by driving market share in this rapidly growing oral CGRP class and is beginning to observe a positive return on investment with an expanding base of patients benefiting from treatment and increasing physician advocacy for NURTEC ODT’s differentiated profile. The Company expects this market growth and momentum to continue for years to come. The Company continues to expand payer coverage for NURTEC ODT to over 87% of commercial lives.

Third quarter prescription totals were fueled by strong oral CGRP class growth despite the challenges of COVID-19 on industry trends. The Company expects strong Net Sales of NURTEC ODT in the coming year and beyond.

The Company continues to prioritize the global expansion of NURTEC ODT and expects to make future regulatory filings in NURTEC ODT in Europe, Japan, China, and other regions.

U.S. FDA accepted Biohaven’s NURTEC ODT sNDA filing for the preventative treatment of migraine - In October, the Company announced that the U.S. Food and Drug Administration (FDA) has filed and accepted for review its recently submitted supplemental New Drug Application (sNDA) for NURTEC ODT (rimegepant) for the preventive treatment of migraine. In addition to the proven acute treatment of migraine, NURTEC ODT has been shown to reduce monthly migraine days at the same 75 mg dose administered every other day for preventive treatment. NURTEC ODT is the first CGRP-targeting agent to file for regulatory approval as a single medication to treat both acute episodes and prevent future migraine attacks. The Prescription Drug User Fee Act (PDUFA) goal date for completion of the FDA review is set for the second quarter of 2021.

Global expansion of clinical portfolio to take place in the Asia-Pacific region - In September, Biohaven’s Asia-Pacific subsidiary, BioShin, raised $60.0 million in Series A funding. The Series A funds will be used to build out BioShin in China and advance the Company's clinical portfolio in the region, including the recent initiation of the NURTEC ODT (rimegepant) Phase 3 study for the acute treatment of migraine in China and Korea. BioShin also plans to initiate sites in China to participate in the global registrational trial of troriluzole in Spinocerebellar Ataxia (SCA). BioShin expects to begin both Asia-Pacific studies in the fourth quarter of 2020. BioShin has rights to the Biohaven portfolio for the entire Asia-Pacific region excluding Japan. After the transaction, Biohaven remains the majority shareholder of BioShin.

The BioShin investment signals Biohaven’s commitment to the robust execution of established distribution agreements to ultimately bring NURTEC ODT to other regions outside the U.S., including Israel and the Middle East. Biohaven expects to submit regulatory filings for NURTEC ODT in Europe, Japan and China.

Biohaven’s oral formulations of zavegepant received U.S. FDA authorization to proceed with human dosing – In September, Biohaven achieved first in human dosing in a Phase 1 trial designed to assess the safety and pharmacokinetic profile of oral zavegepant (formerly BHV-3500). Zavegepant is a third generation, high affinity, selective and structurally unique, small molecule CGRP receptor antagonist in development for both migraine and non-migraine indications including COVID-19 associated lung inflammation. The zavegepant program encompasses intranasal zavegepant as well as oral formulations of zavegepant for migraine and non-migraine indications. Intranasal zavegepant previously demonstrated superior efficacy to placebo in a Phase 2/3 study for the acute treatment of migraine – a second Phase 3 trial of intranasal zavegepant for the acute treatment of migraine was initiated in October 2020. Intranasal zavegepant is also being studied in an ongoing double blind, randomized, placebo-controlled trial in COVID-19 infected hospitalized patients requiring supplemental oxygen.

Intra-entity intellectual property transfer to Irish subsidiary – In August, Biohaven completed an intra-entity asset transfer of rimegepant intellectual property to the Company's Irish subsidiary. As a result of the transfer, the Company recorded a deferred tax asset (DTA) of $875.0 million for the step up in tax basis received pursuant to Irish tax law. The Company established a full valuation allowance against the DTA due to the current lack of net operating income history of its subsidiary. Tax deductions for amortization of the DTA will be recognized in the future, if the Company generates adequate net operating income, and any amortization not deducted for tax purposes will be carried forward indefinitely under Irish tax laws.

Upcoming Milestones: Biohaven is continuing to support the launch of NURTEC ODT and develop its product candidates through clinical and preclinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists, glutamate modulators, and myeloperoxidase inhibitors in the coming quarters.

Biohaven expects to:
•Continue to advance the rimegepant NURTEC ODT program through commercialization for the acute treatment of migraine.
•Prepare to progress rimegepant toward commercialization in preventive treatment of migraine.
•Initiate two Phase 3 clinical trials for troriluzole in OCD in 2020 after receiving feedback from the FDA End of Phase 2 meeting.
•Complete enrollment in Phase 3 trial of troriluzole in Spinocerebellar Ataxia in the fourth quarter of 2020.
•Complete last patient, last visit in the ongoing troriluzole Phase 2/3 Alzheimer's disease trial in the fourth quarter of 2020 and report topline data by the first quarter of 2021.
•Continue enrolling patients in Phase 3 trial evaluating the safety and efficacy of intranasal zavegepant in the acute treatment of migraine.

•Continue enrolling patients in Phase 2 proof of concept trial evaluating the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia.
•Report topline of verdiperstat for the treatment of multiple system atrophy (MSA) expected in the fourth quarter of 2021.
•Conduct ongoing non-clinical studies to support the advancement of TDP-43 and UC1MT, a therapeutic antibody targeting extracellular metallothionein.

Third Quarter Financial Results

Product Revenues, Net: We recorded net product revenues of $17.7 million in the third quarter of 2020, net of sales allowances and rebates, related to sales of NURTEC ODT.

Cash and Marketable Securities: Cash, restricted cash, and marketable securities as of September 30, 2020, was $552.0 million, compared to $263.9 million as of June 30, 2020. In addition, the Company has access to $100.0 million of the remaining $525.0 million non-equity-based financings entered into with Sixth Street Specialty Lending, Inc. and RPI Intermediate Finance Trust in August.

Research and Development (R&D) Expenses: R&D expenses, including non-cash share-based compensation costs, were $57.0 million for the three months ended September 30, 2020, compared to $61.7 million for the three months ended September 30, 2019. The decrease of $4.6 million was primarily due to no longer including drug supply of rimegepant in R&D expense now that the drug is approved. Non-cash share-based compensation expense was $5.3 million for the three months ended September 30, 2020, an increase of $1.6 million as compared to the same period in 2019.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses, including non-cash share-based compensation costs, were $119.5 million for the three months ended September 30, 2020, compared to $28.8 million for the three months ended September 30, 2019. The increase of $90.8 million was primarily due to increases in spending to support the commercial launch of NURTEC ODT in 2020. Less than half of the SG&A expense, or approximately $42.0 million, was for commercial organization personnel costs, excluding non-cash share-based compensation expense. Non-cash share-based compensation expense was $9.3 million for the three months ended September 30, 2020, an increase of $3.0 million as compared to the same period in 2019.

Net Loss: Biohaven reported a net loss attributable to common shareholders for the three months ended September 30, 2020 of $195.2 million, or $3.27 per share, compared to $106.2 million, or $2.04 per share for the same period in 2019. Non-GAAP adjusted net loss for the three months ended September 30, 2020 was $159.5 million, or $2.67 per share, compared to $80.8 million, or $1.55 per share for the same period in 2019. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, non-cash interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, changes in the fair value of our derivatives, and losses from our equity method investment. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Conference Call Information
As previously announced, the Company will hold a conference call to discuss its 3Q2020 results today, November 9, 2020 at 8:30 a.m. EST. To access the call, please dial 877-407-9120 (domestic) or 412-902-1009 (international). The conference call webcast, and accompanying slide presentation, can be accessed through the "Investors" section of Biohaven's website at www.biohavenpharma.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast. A replay of the call will be made available for two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (domestic) or 201-612-7415 (international) with conference ID 13711274. An archived webcast will be available on Biohaven's website.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with our GAAP results, provides investors with a more meaningful understanding of our ongoing operating performance. These measures exclude (i) non-cash share-based compensation that are substantially dependent on changes in the market price of our common shares, (ii) non-cash interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, which are in excess of the actual interest owed, (iii) changes in the fair value of our derivative liabilities, which does not correlate to our actual cash payment obligations in the relevant periods, and (iv) losses from equity method investment, because it generates non-cash losses, which are based on the financial results of another company that we do not manage or control.

Biohaven believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Biohaven’s financial condition and results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, Biohaven believes investors are provided with a more meaningful understanding of Biohaven’s ongoing operating performance and are better able to compare Biohaven’s performance between periods. In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Biohaven
Biohaven is a commercial-stage biopharmaceutical company with a portfolio of innovative, best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's neuroinnovation portfolio includes FDA-approved NURTEC™ ODT (rimegepant) for the acute treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine; glutamate modulation for obsessive-compulsive disorder, Alzheimer's disease, and spinocerebellar ataxia; and MPO inhibition for multiple system atrophy and amyotrophic lateral sclerosis. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "believe", "continue", "may", "will" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of Biohaven's management about NURTEC ODT as an acute treatment for patients with migraine and potential preventive treatment for migraine, statements about expected study enrollments and completions, and expected future regulatory filings and approvals. Factors that could affect these forward-looking statements include those related to: Biohaven's ability to effectively commercialize NURTEC ODT, delays or problems in the supply or manufacture of NURTEC ODT, complying with applicable U.S. regulatory requirements, the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, the potential commercialization of Biohaven's product candidates, the potential for Biohaven's product candidates to be first in class or best in class therapies and the effectiveness and safety of Biohaven's product candidates. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of Biohaven's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on February 26, 2020, Biohaven's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission on August 10, 2020, and Biohaven's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. The forward-looking statements are made as of this date and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Product revenue, net	$17,664	$—	$28,513	$—
Cost of goods sold	4,244	—	7,726	—
Gross profit	13,420	—	20,787	—
Operating expenses:
Research and development	57,044	61,674	155,539	278,654
Selling, general and administrative	119,533	28,778	339,936	65,467
Total operating expenses	176,577	90,452	495,475	344,121
Loss from operations	(163,157)	(90,452)	(474,688)	(344,121)
Other income (expense):
Interest expense	(4,608)	—	(4,835)	—
Non-cash interest expense on mandatorily redeemable preferred shares	(7,310)	(4,378)	(19,864)	(8,333)
Non-cash interest expense on liability related to sale of future royalties	(11,955)	(7,312)	(31,950)	(19,284)
Change in fair value of derivatives	(1,940)	(1,717)	(7,071)	(2,980)
Loss from equity method investment	(607)	(1,993)	(3,472)	(4,308)
Other	(3,062)	8	(3,278)	(25)
Total other expense, net	(29,482)	(15,392)	(70,470)	(34,930)
Loss before provision for income taxes	(192,639)	(105,844)	(545,158)	(379,051)
Provision for income taxes	3,989	323	5,341	490
Net loss	(196,628)	(106,167)	(550,499)	(379,541)
Less: Net income (loss) attributable to non-controlling interests	(1,439)	—	(1,439)	—
Net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(195,189)	$(106,167)	$(549,060)	$(379,541)
Net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(3.27)	$(2.04)	$(9.42)	$(8.04)
Weighted average common shares outstanding—basic and diluted	59,677,989	52,077,240	58,282,697	47,210,615

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash	$316,231	$316,727
Marketable securities	229,983	—
Trade receivables, net	79,522	—
Inventories	20,131	—
Prepaid expenses and other current assets	62,418	11,554
Total current assets	708,285	328,281
Property and equipment, net	8,802	8,152
Equity method investment	1,866	5,338
Intangible assets, net	39,811	—
Other assets	23,251	2,493
Total assets	$782,015	$344,264
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$43,976	$14,071
Accrued expenses other current liabilities	126,267	52,102
Current portion of mandatorily redeemable preferred shares	46,875	—
Total current liabilities	217,118	66,173
Long-term debt	264,135	—
Liability related to sale of future royalties, net	318,594	144,111
Mandatorily redeemable preferred shares, net	119,456	103,646
Derivative liability	1,940	37,690
Other long-term liabilities	14,590	68
Total liabilities	935,833	351,688
Contingently redeemable non-controlling interests	60,000	—
Total shareholders’ equity (deficit) attributable to Biohaven Pharmaceutical Holding Company Ltd.	(212,379)	(7,424)
Non-controlling interests	(1,439)	—
Total shareholders’ deficit	(213,818)	(7,424)
Total liabilities and shareholders’ deficit	$782,015	$344,264

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(195,189)	$(106,167)	$(549,060)	$(379,541)
Add: non-cash share-based compensation expense	14,565	9,971	43,206	34,855
Add: non-cash interest expense on mandatorily redeemable preferred shares	7,310	4,378	19,864	8,333
Add: non-cash interest expense on liability related to sale of future royalties	11,288	7,312	31,950	19,284
Add: change in fair value of derivative liability	1,940	1,717	7,071	2,980
Add: loss from equity method investment	607	1,993	3,472	4,308
Add: expense related to priority review voucher acquisition	—	—	—	105,000
Add: accrued development milestone payments	—	—	—	11,500
Add: one-time issuance of common shares to Fox Chase	—	—	—	5,600
Non-GAAP adjusted net loss	$(159,479)	$(80,796)	$(443,497)	$(187,681)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(3.27)	$(2.04)	$(9.42)	$(8.04)
Add: non-cash share-based compensation expense	0.25	0.19	0.74	0.73
Add: non-cash interest expense on mandatorily redeemable preferred shares	0.12	0.08	0.34	0.18
Add: non-cash interest expense on liability related to sale of future royalties	0.19	0.14	0.55	0.41
Add: change in fair value of derivatives	0.03	0.03	0.12	0.06
Add: loss from equity method investment	0.01	0.04	0.06	0.09
Add: expense related to priority review voucher acquisition	—	—	—	2.22
Add: accrued development milestone payments	—	—	—	0.24
Add: one-time issuance of common shares to Fox Chase	—	—	—	0.12
Non-GAAP adjusted net loss per share — basic and diluted	$(2.67)	$(1.55)	$(7.61)	$(3.98)

About NURTEC ODT
NURTEC™ ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. NURTEC ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of NURTEC ODT is 75 mg, taken as needed, up to once daily. For more information about NURTEC ODT, visit www.nurtec.com.

About Migraine
Nearly 40 million people in the U.S. suffer from migraine and the World Health Organization classifies migraine as one of the 10 most disabling medical illnesses. Migraine is characterized by debilitating attacks lasting four to 72 hours with multiple symptoms, including pulsating headaches of moderate to severe pain intensity that can be associated with nausea or vomiting, and/or sensitivity to sound (phonophobia) and sensitivity to light (photophobia). There is a significant unmet need for new acute treatments as more than 90 percent of migraine sufferers are unable to work or function normally during an attack.

About CGRP Receptor Antagonism
Small molecule CGRP receptor antagonists represent a novel class of drugs for the treatment of migraine. This unique mode of action potentially offers an alternative to current agents, particularly for patients who have contraindications to the use of triptans, or who have a poor response to triptans or are intolerant to them.

Indication
NURTEC ODT is indicated for the acute treatment of migraine with or without aura in adults.

Limitations of Use
NURTEC ODT is not indicated for the preventive treatment of migraine.

Important Safety Information
Contraindications: Hypersensitivity to NURTEC ODT or any of its components.

Warnings and Precautions: If a serious hypersensitivity reaction occurs, discontinue NURTEC ODT and initiate appropriate therapy. Serious hypersensitivity reactions have included dyspnea and rash, and can occur days after administration.

Adverse Reactions: The most common adverse reaction was nausea (2% in patients who received NURTEC ODT compared to 0.4% in patients who received placebo). Hypersensitivity, including dyspnea and rash, occurred in less than 1% of patients treated with NURTEC ODT.

Drug Interactions: Avoid concomitant administration of NURTEC ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of NURTEC ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4.

Use in Specific Populations:
1.Pregnant/breast feeding: It is not known if NURTEC ODT can harm an unborn baby or if it passes into breast milk.
2.Hepatic impairment: Avoid use of NURTEC ODT in persons with severe hepatic impairment.
3.Renal impairment: Avoid use in patients with end-stage renal disease.

Please click here for full Prescribing information.

You are encouraged to report side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088 or report side effects to Biohaven at 1-833-4Nurtec.

Please click here for full Prescribing information and Patient Information.

NURTEC is a trademark of Biohaven Pharmaceutical Ireland DAC.

Biohaven Contact
Dr. Vlad Coric
Chief Executive Officer
Vlad.Coric@biohavenpharma.com